Exhibit 10.1

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT ("Agreement") is made and entered into as of the 3rd day of December, 2008, by and between SUPERTEL HOSPITALITY, INC., a Virginia corporation (the "Borrower"), whose address for purposes of this Agreement is 309 North 5th Street, Norfolk, Nebraska 68702 (Attn: Don Heimes) and GREAT WESTERN BANK, a South Dakota corporation (the "Bank"), whose address for purposes of this Agreement is 6015 Northwest Radial Highway, Omaha, Nebraska 68104 (Attn: Andrew Biehl).

RECITALS

WHEREAS, the Borrower and the Bank have previously entered into that certain Loan Agreement dated as of January 13, 2005, as amended by that certain First Amendment to Loan Agreement dated as of February 17, 2006 and that certain Second Amendment to Loan Agreement dated as of February 22, 2007 (collectively, the "Original Loan Agreement"), pursuant to which the Bank made a loan to Borrower, which was secured by those certain hotels described on Exhibit "A" attached hereto and incorporated herein by this reference (the "Hotels" or individually, the "Hotel") (the term "Hotels" also includes any additional or substitute Hotels given to Bank as security for the Loans described herein), along with all tangible and intangible personal property used exclusively in connection with the operation of said Hotels; and

WHEREAS, Borrower owns 100% of the capital stock of E&P REIT Trust, a Maryland real estate investment trust ("E&P Trust"), and Supertel Hospitality REIT Trust, a Maryland real estate investment trust ("Supertel Trust"), which are the general partners of E&P Financing Limited Partnership, a Maryland limited partnership ("E&P"), and Supertel Limited Partnership, a Virginia limited partnership ("SLP"), respectively. Supertel Trust owns 100% of the capital stock of TRS Leasing, Inc., a Virginia corporation ("TRS Leasing"). E&P and SLP (E&P and SLP, and any other future owner of any of the Hotels, or any Hotel given as additional Collateral or substituted for an existing Hotel, are collectively referred to as the "Hotel Owners") are the respective fee owners of the Hotels, as set forth on Exhibit "A". The Hotel Owners lease the Hotels to TRS Leasing pursuant to certain lease agreements (each, the "Lease"). The Borrower, the Hotel Owners and TRS Leasing are referred to in this Agreement on a consolidated basis as the "Supertel Entities"; and

WHEREAS, in connection with its obligations as lessee of the Hotels, TRS Leasing is the franchisee under those certain franchise agreements with Super 8 Motels, Inc. and Choice Hotels International, Inc., which are described on Exhibit "B" attached hereto and incorporated herein by this reference (collectively, the "Franchise Agreements"); and

WHEREAS, the original loan made pursuant to the Original Loan Agreement was a $34,000,000 revolving line of credit; and

WHEREAS, the Borrower and the Bank have agreed to renew and refinance the original revolving line of credit as a $20,000,000 revolving line of credit and a $14,000,000 term loan; and

WHEREAS, the Borrower has requested, and the Bank has agreed, to extend credit in excess of the original $34,000,000 loan; and

WHEREAS, to effectuate the renewal and refinancing of the original line of credit and the extension of additional credit, the Borrower and the Bank have agreed to amend and restate the Original Loan Agreement in its entirety upon the terms and conditions set forth herein.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank hereby agree as follows:

ARTICLE I

AMOUNT AND TERM OF THE LOANS

1.01.             The Revolving Loan. The Bank agrees, on the terms and conditions hereinafter set forth, to loan to the Borrower, by means of one or more advances made from time to time during the period of time from the date hereof, to and including the earlier of February 22, 2012 (the "Revolving Loan Maturity Date"), or the date of the occurrence of an Event of Default (as hereinafter defined), not to exceed the lesser of the availability under the Borrowing Base (as hereinafter defined) after taking into consideration the outstanding principal amount of Term Loan 1 and Term Loan 2 (the "Borrowing Base Availability") or the principal sum of Twenty Million and 00/100 Dollars ($20,000,000) (the "Maximum Revolving Loan Amount") (the lesser of the Borrowing Base Availability and the Maximum Revolving Loan Amount is collectively referred to as the "Revolving Loan"). The books and records of the Bank shall, in the absence of manifest error, be prima facie evidence in any court or other proceeding brought to enforce the Revolving Note (as hereinafter defined) as to the principal balance of the Revolving Loan outstanding at any time and the amount of accrued interest.

(A)       The Revolving Note. The Revolving Loan shall be evidenced by a promissory note (the "Revolving Note") of even date herewith payable to the order of Bank in the original principal amount of $20,000,000.

(B)       Borrowing Base. At no time shall the aggregate unpaid principal balance of the Revolving Loan, Term Loan 1, and Term Loan 2 exceed the lesser of: (i) an amount equal to 65% of the total appraised value of the Hotels, or (ii) an amount that would result in a Debt Service Coverage Ratio (as defined in Section 4.01(G)) of less than 1.5 to 1 (the "Borrowing Base"). For purposes of determining the Borrowing Base, the Bank shall utilize the appraisals prepared in connection with the Loans, or such appraisals as may be obtained by Bank from time to time during the term of the Loans. If, at any time, the then outstanding principal balance of the Revolving Loan causes the Borrower to exceed the Borrowing Base, Borrower will pay to Bank the amount of such excess upon demand by the Bank.

(C)     Advance of Funds.

(1)       Manner of Making Advances. If the Borrower is eligible for advances upon the Revolving Note and if, at the time of the advance, all conditions to making an advance of funds have been satisfied, funds will be advanced as provided in this Section 1.01(C) or as the Borrower and Bank may otherwise agree from time to time.

(a) Advances will be made from time to time to the Borrower's Operating Account (as defined in Section 4.01(E)) as necessary so that the Operating Account will, at all times, have an account balance of $100,000 in collected funds. In the event the balance in the Operating Account exceeds $100,000 at the close of business on any Business Day (as defined in Section 1.10), the excess amount over $100,000 in such Operating Account shall be withdrawn from the Operating Account by Bank and applied toward payment of the principal amount due on the

Revolving Loan.

(b) Advances will also be made from time to time upon the written request for an advance by Borrower to Bank.

(2)       Limitations on Advances. Notwithstanding anything in this Agreement to the contrary, no advance shall be made or permitted hereunder which would result in the unpaid principal balance of the Revolving Note, including any advances made under the Security Documents hereunder, exceeding in the aggregate at any one time the lesser of: (i) the Borrowing Base Availability, or (ii) the Maximum Revolving Loan Amount. No advance shall be made upon the occurrence and continuance of any Event of Default described in Section 5.01 below. Any recordation of an advance by the Bank on the Revolving Note, the reverse side of the Revolving Note, or on supplemental sheets attached to the Revolving Note, or otherwise on the Bank's records, made pursuant to this Agreement shall be prima facie evidence in any court or other proceeding brought to enforce the Revolving Note that the Borrower has authorized the Bank to make such advances and that the Bank has effected such advances. The advance will be deemed to be at the request of and for the benefit of Borrower when credited to Borrower's account with Bank or when advanced in accordance with the instructions of an authorized representative of Borrower. Bank may establish a cut-off time for requesting advances, with requests made after that time being treated as made the next Business Day of Bank.

(D)       Interest. The unpaid principal balance of the Revolving Loan will bear interest from the date of execution of the Revolving Note at the greater of (1) the national prime rate of interest as published in the Wall Street Journal (base rate on corporate loans posted by at least 75% of the nation's thirty (30) largest banks), which rate of interest shall be adjusted daily as said national prime rate of interest changes and (2) 4.50% (as applicable to the interest rate during such period, the "Revolving Loan Interest Rate"). Such adjustment in the Revolving Loan Interest Rate will occur without prior notice to Borrower. Changes in the Revolving Loan Interest Rate shall be effective from the date of the changes and shall be applied to amounts outstanding on the Revolving Loan.

(E)       Repayment. Borrower shall repay the aggregate unpaid principal amount of the Revolving Loan plus interest accrued thereon as follows:

(1)       Borrower shall pay interest only on the unpaid principal balance from time to time outstanding, with such payments beginning on the 5th day of January, 2009 and continuing on the fifth day of each month thereafter during the term of the Revolving Loan.

(2)       If at any time the unpaid principal balance on the Revolving Note shall exceed the Maximum Revolving Loan Amount, Borrower shall pay to Bank, upon oral or written demand by Bank, an amount equal to the difference between the then outstanding principal balance of the Revolving Loan and the Maximum Revolving Loan Amount.

(3)       Payments of the unpaid principal shall be made from the Borrower's Operating Account as provided in Section 1.01(C)(1).

(4)       Borrower shall pay all remaining unpaid principal, all accrued and unpaid interest, and all other unpaid fees and charges due under the Loan Documents in connection with the Revolving Loan on or before the Revolving Loan Maturity Date.

Bank shall be authorized to withdraw funds from Borrower's Operating Account to make any of the payments referred to above, but the failure or refusal of Bank to do so shall not excuse or extend the due date for any such payment.

(F)       Use and Application of Revolving Loan Proceeds. The entire proceeds of the Revolving Loan shall be used for the renewal and refinancing of the existing indebtedness owed from Borrower to the Bank pursuant to the Original Credit Agreement and to provide operating funds for Borrower.

1.02.   Term Loan 1. The Bank agrees, on the terms and conditions hereinafter set forth, to loan to the Borrower the principal amount of Fourteen Million and 00/100 Dollars ($14,000,000) ("Term Loan 1").

(A)       Term Loan 1 Note. Term Loan 1 shall be evidenced by a promissory note (the "Term Loan 1 Note") of even date herewith payable to the order of Bank in the original principal amount of $14,000,000.

(B)       Term. The term of the Term Loan 1 Note shall be three (3) years from the date hereof.

(C)       Advance of Funds. Term Loan 1 shall be made in a single advance on the date of closing under this Agreement.

(D)       Interest. Borrower shall pay interest on the principal amount of the Term Loan 1 Note at the rate of 5.50% per annum (the "Term Loan 1 Interest Rate").

(E)       Repayment. Principal and interest due under Term Loan 1 shall be paid to Bank in lawful money of the United States of America as follows:

(1)       Beginning on the 5th day of January, 2009 and continuing on the 5th day of each month thereafter, Borrower shall make monthly payments of principal and interest on Term Loan 1 based upon a twenty (20) year amortization schedule.

(2)       The unpaid principal balance and all accrued and unpaid interest, if any, shall be due and payable on December 5, 2011, unless the same becomes due prior to such date pursuant to the provisions hereof or unless sooner paid.

(F)       Use and Application of Term Loan 1 Proceeds. The entire proceeds of the Term Loan 1 shall be used for the renewal and refinancing of the existing indebtedness owed from Borrower to the Bank pursuant to the Original Credit Agreement.

1.03.   Term Loan 2. Upon the request of Borrower, which shall be received on or before May 10, 2009, Bank agrees, on the terms and conditions hereinafter set forth, to loan to the Borrower the principal amount of up to Ten Million and 00/100 Dollars ($10,000,000) ("Term Loan 2").

(A)       Term Loan 2 Note. Term Loan 2 shall be evidenced by a promissory note (the "Term Loan 2 Note") payable to the order of Bank in the original principal amount of up to $10,000,000.

(B)       Term. The term of the Term Loan 2 Note shall be three (3) years from the date funds are advanced thereunder (the "Term Loan 2 Maturity Date").

(C)       Advance of Funds. Term Loan 2 shall be made in a single advance on the closing date of Term Loan 2 as determined by Borrower and Bank.

(D)       Interest. Borrower shall pay interest on the principal amount of the Term Loan 2 Note at either the Revolving Loan Interest Rate or the Term Loan 1 Interest Rate. Upon execution of the Term Loan 2 Note, Borrower shall notify Bank of its selected interest rate option.

(E)       Repayment. Principal and interest due under Term Loan 2 shall be paid to Bank in lawful money of the United States of America as follows:

(1)       Beginning on the 5th day of the first month following the funding of Term Loan 2 and continuing on the 5th day of each month thereafter, Borrower shall make monthly payments of principal and interest on Term Loan 2 based upon a twenty (20) year amortization schedule.

(2)       The unpaid principal balance and all accrued and unpaid interest, if any, shall be due and payable on the Term Loan 2 Maturity Date, unless the same becomes due prior to such date pursuant to the provisions hereof or unless sooner paid.

(F)       Use and Application of Term Loan 2 Proceeds. The entire proceeds of Term Loan 2 shall be used for refinancing of existing indebtedness owed from Borrower to other banks and to provide operating funds for Borrower; provided, however, that such proceeds shall not be used by the Borrower to acquire Hotels.

1.04.   Term Loan 3. Bank agrees, on the terms and conditions hereinafter set forth, to loan to the Borrower the principal amount of up to Two Million and 00/100 Dollars ($2,000,000) ("Term Loan 3").

(A)       Term Loan 3 Note. Term Loan 3 shall be evidenced by a promissory note (the "Term Loan 3 Note") payable to the order of Bank in the original principal amount of up to $2,000,000.

(B)       Term. The term of the Term Loan 3 Note shall be sixty (60) days from the date of the advance under the Term Loan 3 Note (the "Term Loan 3 Maturity Date").

(C)       Advances. Term Loan 3 shall be made in a single advance on December 3, 2008.

(D)       Interest. Borrower shall pay interest on the principal amount of the Term Loan 3 Note at the greater of (1) the national prime rate of interest as published in the Wall Street Journal (base rate on corporate loans posted by at least 75% of the nation's thirty (30) largest banks), plus .50%, which rate of interest shall be adjusted daily as said national prime rate of interest changes and (2) 5.00% (as applicable to the interest rate during such period, the "Term Loan 3 Interest Rate"). Such adjustment in the Term Loan 3 Interest Rate will occur without prior notice to Borrower. Changes in the Term Loan 3 Interest Rate shall be effective from the date of the changes and shall be applied to amounts outstanding on Term Loan 3.

(E)       Repayment. The unpaid principal balance and all accrued and unpaid interest under Term Loan 3 shall be due and payable to the Bank in lawful money of the United States of America on the Term Loan 3 Maturity Date, unless the same becomes due prior to such date pursuant to the provisions hereof or unless sooner paid.

(F)       Use and Application of Term Loan 3 Proceeds. The entire proceeds of the Term Loan 3 shall be used to provide operating funds for Borrower.

Upon the request of Borrower, Bank may elect, in its sole discretion, to renew Term Loan 3 annually; provided, however, (i) any such renewal shall be subject to Borrower meeting Bank's standard underwriting guidelines and loan approval requirements; (ii) the principal amount of any such renewal shall be no more than $2,000,000; (iii) there shall be only one (1) renewal of Term Loan 3 each calendar year; and (iv) the term, interest rate and repayment schedule for any such renewal shall be agreed to between Borrower and Bank. Nothing contained herein shall obligate Bank to renew Term Loan 3.

The Revolving Loan, Term Loan 1, Term Loan 2 and Term Loan 3 are hereinafter collectively referred to as the "Loans". The Revolving Note, Term Loan 1 Note, Term Loan 2 Note and Term Loan 3 Note, together with any amendments thereto or refinancings thereof are hereinafter collectively referred to as the "Notes". The "Applicable Interest Rate" as used herein shall mean the Revolving Loan Interest Rate, the Term Loan 1 Interest Rate, or the Term Loan 3 Interest Rate, as applicable.

1.05.   Prepayment. If Borrower repays the Revolving Loan, Term Loan 1 or Term Loan 2 in full prior to three (3) months before the applicable maturity date and requests a release of all, or substantially all, of the Collateral (as herein defined) given to secure such Loans, Borrower shall pay to Bank a prepayment fee of $50,000 for each such Loan that is prepaid (the "Prepayment Fee"), which will be added to the then unpaid principal balance of the applicable Loan as of the payoff date. Notwithstanding the foregoing, the aggregate amount of the Prepayment Fee to which the Borrower may be required to pay hereunder shall not exceed $100,000. Other than Borrower's obligation to pay the Prepayment Fee, Borrower may pay all or a portion of the amount owed earlier than it is due without premium or penalty. Early payments will not, unless agreed to by Bank in writing, relieve Borrower of Borrower's obligation to continue to make payments as required in this Agreement. Borrower agrees not to send Bank payments marked "paid in full," "without recourse," or similar language. If Borrower sends such a payment, Bank may accept it without losing any of Bank's rights under the Notes or this Agreement, and Borrower will remain obligated to pay any further amount owed to Bank.

1.06.   Default Rate. On any overdue principal amount of any Loan, Borrower shall pay to the Bank interest on demand at the Default Rate from the date such amount becomes due to the date such amount is paid in full, but in no event shall the Default Rate exceed the highest rate permitted by applicable law. The "Default Rate" is a rate equal to four percent (4%) over the Applicable Interest Rate.

1.07.   Usury. It is the intention of the Bank and the Borrower that the Notes and this Agreement and all provisions hereof and of all documents securing the Notes conform in all respects to applicable law so that no payment of interest or other sum construed to be interest shall exceed the highest lawful rate permissible. In determining the rate of interest paid or payable under this Agreement and the Notes or any documents securing the same, all funds paid or to be paid as interest or construed to be interest shall be prorated, allocated, or spread as permitted under applicable law. If, through any circumstances, the contract of the Borrower and the Bank would result in exceeding the highest lawful interest rate applicable to this transaction, or if the Borrower pays any sum as interest or construed to be interest in excess of such rate, then, ipso facto, (i) the amount contracted for shall be automatically reduced to the highest lawful rate authorized for this transaction, and (ii) the amount of excess interest paid shall be applied to the reduction of the principal balance of the applicable Note, if any, and if the principal balance has been fully paid, the excess interest shall be refunded to the Borrower and Borrower agrees to accept such refund. Thereupon, the Bank shall not be subject to any penalty provided for the contracting for, charging, or receiving of interest in excess of such highest lawful rate, regardless of when or the circumstances under which such refund or application was made.

1.08.   Costs of Loans. Borrower shall pay to Bank all costs of recording any of the Security Documents (as herein defined) herein mentioned, all title insurance policy premiums, the reasonable attorney's fees Bank has incurred in connection with the Loans, the cost of obtaining any appraisal, survey, assessment, report, statement, legal opinion or other document required to be furnished by Borrower pursuant to this Agreement, and all other reasonable and ordinary expenses associated with the Loans.

1.09.   Payments and Computations. Borrower shall make each payment hereunder and under each Note not later than 1:00 p.m. (Central time) on the Business Day when due in lawful money of the United States of America to the Bank at its address set forth above in same day funds. Borrower hereby authorizes the Bank, if and to the extent payment is not made when due hereunder and under any Note, to charge any amount so due from time to time against any account of the Borrower with the Bank. All computations of interest hereunder and under the Notes shall be made by the Bank on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

1.10.   Payment on Non-Business Days. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a Saturday, Sunday or a public or bank holiday in Omaha, Nebraska (any other day being a "Business Day"), such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest.

1.11.   Substitution and Addition to Collateral. Subject to the prior written approval of the Bank, which approval shall not be unreasonably withheld, Borrower may substitute Hotels, obtain the release of Hotels, and add Hotels to increase the Borrowing Base Availability for purposes of the closing of Term Loan 2 and/or to maintain compliance with, or cure any noncompliance with, any of the covenants set forth in Article IV of this Agreement. At the time of making any request for approval, the Borrower shall satisfy the conditions precedent in Article II with respect to any substituted or added Hotels. In the event the proposed added or substituted Hotel was acquired more than two years before the date of the proposed addition or substitution, Borrower will provide to Bank, at the time Borrower requests the addition or substitution, an appraisal of the Hotel, prepared by a duly licensed appraiser reasonably acceptable to Bank and which is not more than two (2) years old, showing the fair market value of the Hotel proposed for addition or substitution. The Bank shall have thirty (30) days after the request for approval by the Borrower to determine if the Hotel proposed to be substituted or added is of appropriate character, quality and value. Any request to add Hotels to cure any noncompliance with any covenants set forth in Article IV shall be made within the thirty (30) day period provided herein to cure any noncompliance with this Agreement. Once Bank approves any substituted or added Hotel, Borrower shall have thirty (30) days thereafter to comply with the requirements of Article IV with respect thereto. Any proposed substituted or added Hotel shall not be included in the Borrowing Base computation or used in determining compliance with the covenants in Article IV until such time as Bank agrees to accept such Hotel as additional or substituted Collateral. The time limits stated herein for adding or substituting Hotels as Collateral shall not extend the time for cure of Events of Default by Borrower.

ARTICLE II

CONDITIONS PRECEDENT

2.01.   Completed Condition Precedent to Advances Under the Loans. The following conditions precedent to advances under the Loans were completed in connection with the original extension of credit under the Original Loan Agreement:

(A)       Security Instruments. Original deeds of trust, mortgages, and assignments of rents all dated as of January 13, 2005 or June 8, 2007, duly executed and acknowledged, from the respective Hotel Owners as set forth on Exhibit "A" to and in favor of Bank, which encumber each of the Hotels and secure the Notes together with all other obligations of Borrower to Bank pursuant to the terms of this Agreement (together with any and all amendments thereto or restatements thereof or any additional deeds of trust, mortgages and assignments of rents granted pursuant to this Agreement, the "Security Instruments"). Said Security Instruments shall create first liens and encumbrances on the Hotels, subject only to current non-delinquent real estate taxes as to each Hotel. Such Security Instruments shall include any easement rights in favor of the Hotel Owners.

(B)       Security Agreements. Original security agreements dated as of January 13, 2005 duly executed by Borrower, TRS Leasing and by each Hotel Owner of record (together with any and all amendments thereto or restatements thereof, the "Security Agreements"), all of which grant to Bank under the Uniform Commercial Code (the "UCC"), a first security interest in all tangible and intangible personal property and fixtures of Borrower, TRS Leasing and the Hotel Owners located at the Hotels or used exclusively in connection therewith, including but not limited to, inventory, equipment, fixtures, accounts and general intangibles of Borrower, TRS Leasing and the Hotel Owners, and in the Operating Account, whether now owned or hereafter acquired, and in the proceeds of the same (all such property and the Hotels are collectively referred to as the "Collateral"), and UCC-1 financing statements for Borrower, TRS Leasing and each Hotel Owner of record, including, where required by Bank, fixture filings for each Hotel. Such financing statements shall be prepared in a manner that allows recording in the appropriate governmental recording offices to create such first security interest in the Collateral.

(C)       Agreements concerning the Franchise Agreements with estoppel certifications, described on Exhibit "B", duly executed by TRS Leasing and the franchisor of each Hotel, to and in favor of Bank, among other things assigning to Bank all of TRS Leasing's right, title and interest in and to the Franchise Agreements.

(D)       Letter Agreement among Royco Hotels, Inc. (f/k/a Royal Host Management, Inc.) ("Royco"), Bank and TRS Leasing pertaining to the Management Agreement between Royco and TRS Leasing, dated August 1, 2004, ("Management Agreement") granting to Bank certain rights regarding the Management Agreement, and containing estoppel certifications.

(E)       Environmental indemnity agreement duly executed by Bank, TRS Leasing and by each Hotel Owner, in form and substance satisfactory to Bank, agreeing to indemnify Bank from any loss or damage arising out of the environmental conditions specified in such agreement.

(F)       Non-foreign mortgager (FIRPTA) certificate for Borrower, E&P, SLP, and TRS Leasing.

(G)      Complete copies of Phase I Environmental Assessments ("Assessments") for each Hotel, prepared by environmental assessment firms satisfactory to Bank, together with a letter from each environmental assessment firm preparing such Assessment stating that Bank can rely upon such Assessment in connection with the Loans. Bank may obtain environmental data reports ("EDR") updating such Assessments to the current date. Such Assessments and EDRs shall show that none of the Hotels contains any hazardous materials, underground storage tanks or other conditions or operations that may create future environmental liability.

(H)       An ALTA survey of the real property for each Hotel, satisfactory to Bank, prepared by a registered land surveyor, certified to Bank and the title company issuing the title insurance for the Hotel (the "Title Company"), or for which Bank and the Title Company has received a letter from the surveyor preparing the survey or, if such original surveyor is no longer in business, another registered land surveyor reasonably satisfactory to Bank, that entitles the Bank and the Title Company to rely thereon. Such survey shall verify all legal descriptions of the Hotels, show all lot lines, set-back lines, all improvements, all utility lines and facilities, all easements, all adjacent public rights of way and access thereto, current property zoning, and any other restrictions or physical matters on the site or reflected in the public records with respect to the Hotels. In the event Bank elects to rely on an existing survey of a Hotel, Borrower shall obtain a letter from each surveying firm that prepared such survey, or another registered land surveyor reasonably satisfactory to Bank, stating that Bank can rely upon such Survey in connection with the Loans, and shall provide to Bank and the Title Company a Borrower's certificate that no material changes have occurred to the real property or improvements constituting the Hotel in question since the survey was prepared.

(I)        One or more ALTA lender's policies of title insurance for all of the Hotels, with Bank as the insured, insuring the liens of Bank's Security Instruments as being first liens on each Hotel, subject only to the lien of any unpaid current real estate taxes. All standard exceptions to such policies shall be deleted, and the policies shall contain the following endorsements: Comp 100; Zoning 3.1; Access; Survey; Location; Contiguity (if multiple lots or parcels); Subdivision Control Act and Creditor's Rights.

(J)       Independent written appraisals of the value of each Hotel in form and substance satisfactory to Bank, prepared by qualified and licensed real estate appraisers.

(K)       Satisfactory evidence of hazard insurance coverage on each of the Hotels as required by the Security Instruments, and satisfactory evidence of maintenance of general liability, auto liability, workers compensation insurance, and other insurance as may be required by any of the Loan Documents.

(L)       Current certificates of occupancy for each Hotel issued by the governmental jurisdiction with authority to issue such certificates for the Hotels, or, if the Hotel is in a jurisdiction that does not issue certificates of occupancy, a Borrower's certificate signed by an authorized officer of the Borrower to that effect. If the certificate of occupancy is lost or misplaced, Borrower shall obtain a copy thereof from the issuing authority.

(M)      Certified articles of incorporation and bylaws of Borrower, and any amendments thereto (the "Borrower Organizational Documents").

(N)       Certified certificate of limited partnership and limited partnership agreement for SLP, and any amendments thereto (the "SLP Organizational Documents").

(O)      Certified certificate of limited partnership and limited partnership agreement for E&P, and any amendments thereto (the "E&P Organizational Documents").

(P)       Certified articles of incorporation and bylaws of TRS Leasing, and any amendments thereto (the "TRS Leasing Organizational Documents").

(Q)      Such documents, duly executed by one or more of the appropriate Supertel Entities, as are necessary to establish the Operating Account, the sweep authorization from the local bank accounts for each Hotel and the advances to, and repayments from, the Operating Account of Borrower as provided in Section 1.04(C)(1) and 4.01(E) hereof.

2.02.   Condition Precedent to Advances Under the Loans. The obligation of the Bank to close the Loans and to make any advance under the Loans is subject to the Bank having received all of the following, in form reasonably satisfactory to Bank and the following conditions precedent being performed to the reasonable satisfaction of Bank, at the time of closing:

(A)       Duly executed and delivered Revolving Note, Term Loan 1 Note, and Term Loan 3 Note, each payable to the order of the Bank.

(B)       Duly executed and acknowledged amendment to each Security Instrument, from the respective Hotel Owner as set forth on Exhibit "A", which reflects the increase in the principal amount of the Loans to no more than $46,000,000 and the extension of the maturity date of said Loans.

(C)       Duly executed amendments to the Security Agreements from Borrower, TRS Lease and each Hotel Owner, which reflect the increase in the principal amount of the Loans to no more than $46,000,000.

(D)       Subordination, nondisturbance and attornment agreement duly executed by TRS Leasing, Borrower and each Hotel Owner in form and substance satisfactory to Bank.

(E)       Estoppel certificate duly executed by TRS Leasing, in form and substance satisfactory to Bank, pertaining to the Lease.

(F)       Duly certified corporate resolutions, consents, authorizations and powers of attorney of Borrower evidencing the authority of the officers of Borrower to execute and deliver on behalf of Borrower this Agreement, the Notes, any of the Security Documents and other Loan Documents to be executed by Borrower and to execute and deliver any of the other documents required to be executed by Borrower under this Agreement or otherwise as a part of the Loans.

(G)      Duly certified resolutions, consents, authorizations and powers of attorney or other showing of authority satisfactory to Bank, evidencing the authority of the officers of the general partner of each Hotel Owner to execute and deliver on behalf of the Hotel Owners any of the Security Documents and other Loan Documents to be executed by such Hotel Owners, and to execute and deliver any of the other documents required to be executed by such Hotel Owners under this Agreement or otherwise as a part of the Loans.

(H)       Duly certified resolutions, consents, authorizations and powers of attorney or other showing of authority satisfactory to Bank evidencing the authority of the officers of TRS Leasing to execute and deliver on behalf of TRS Leasing any of the Security Documents to be executed by TRS Leasing, and to execute and deliver any of the other documents to be executed by TRS Leasing under this Agreement or otherwise as a part of the Loans.

(I)        Certificate of good standing for the Borrower (issued within two months of the date of this Agreement) from the State of Virginia, and copies of any amendments to the Borrower Organizational Documents executed since February 22, 2007.

(J)       Certificate of good standing for SLP (issued within two months of the date of this Agreement) from the State of Virginia, and copies of any amendments to the SLP Organizational Documents executed since February 22, 2007.

(K)       Certificate of good standing for E&P (issued within two months of the date of this Agreement) from the State of Maryland, and copies of any amendments to the E&P Organizational Documents executed since February 22, 2007.

(L)       Certificate of good standing for TRS Leasing (issued within two months of the date of this Agreement) from the State of Virginia, and copies of any amendments to the TRS Leasing Organizational Documents executed since February 22, 2007.

(M)      Organizational documents of any other subsidiary or affiliate of Borrower and/or consents, resolutions, authorizations and powers of attorney of such subsidiaries or affiliates showing the authority of officers, general partners, limited partners or members (as the case may be) to execute and deliver any of the Loan Documents on behalf of such entity, as required by the Bank to properly authorize the Loans described herein or as required by any title company in connection with the title insurance policies contemplated herein.

(N)       The Company shall have paid to the Bank the loan extension and origination fees previously agreed upon by the parties in the commitment letter for the Loans and shall have reimbursed Bank for all third party costs incurred by Bank in connection with the Loans as provided in Section 6.05 hereof.

(O)      The favorable opinion of Borrower's counsel in form satisfactory to Bank and such counsel, dated as of the date of closing, that, subject to customary assumptions, qualifications and exceptions, (i) this Agreement, the Revolving Note, Term Loan 1 Note, Term Loan 3 Note and all other Loan Documents executed by Borrower, TRS Leasing and the Hotel Owners have been duly executed and delivered by such parties and constitute the legal, valid and binding obligation of such parties, enforceable against such parties in accordance with their respective terms, (ii) the Security Documents (as defined in this Article II), when duly executed and delivered by the entities obligated to execute such documents, will constitute the legal, valid and binding obligations of such parties thereto, enforceable in accordance with their respective terms, and (iii) no approval or other action by any other person, entity or court shall be required for the due and proper execution and delivery of the Loan Agreement, the Notes, the Security Documents and the other Loan Documents.

(P)       Such other certificates, approvals, opinions or documents as the Bank or the Title Company may reasonably require.

2.03.   Condition Precedent to Advances Under Term Loan 2. The obligation of the Bank to close Term Loan 2 and to make any advance under Term Loan 2 is subject to the Bank having received all of the following, in form reasonably satisfactory to Bank and the following conditions precedent being performed to the reasonable satisfaction of Bank, at the time of closing:

(A)       Bank shall have approved the additional Collateral to be pledged by Borrower pursuant to Section 1.11.

(B)       Borrower shall have duly executed and delivered to Bank the Term Loan 2 Note payable to the order of the Bank.

(C)       The respective Hotel Owners shall have executed and delivered to Bank Security Instruments encumbering each of the Hotels pledged as additional Collateral.

(D)       Each of Borrower, TRS Leasing and each Hotel Owner shall have executed and delivered amendments to its respective Security Agreement, to reflect the additional personal property pledged as Collateral.

(E)       UCC-3 amendments to the existing financing statements referred to in Section 2.01(B), to reflect the additional personal property pledged as Collateral.

(F)       One or more ALTA lender's policies of title insurance for each of the new Hotels pledged to Bank, with Bank as the insured, insuring the liens of Bank's Security Instruments as being first liens on each such Hotel, subject only to the lien of any unpaid current real estate taxes. All standard exceptions to such policies shall be deleted, and the policies shall contain the following endorsements: Comp 100; Zoning 3.1; Access; Survey; Location; Contiguity (if multiple lots or parcels); Subdivision Control Act and Creditor's Rights. At closing of Term Loan 2, Bank will receive a "mark-up" of the title insurance commitment for such insurance showing that (i) all requirements for issuance of the policies have been satisfied; (ii) the Bank's Security Instruments for such new Hotels are first liens on each Hotel; (iii) the standard exceptions to coverage will be deleted from the final policies; and (iv) the final policy will contain the requested endorsements.

Date down endorsements to the ALTA lender's policies of title insurance for all of the existing Hotels, increasing the amount of insurance coverage under each policy so that Bank has title insurance coverage in the aggregate amount of the Revolving Loan, Term Loan 1 and Term Loan 2 and insuring the liens of the Security Instruments as being first liens on each Hotel, subject only to the lien of any unpaid current real estate taxes. At closing of Term Loan 2, Bank shall receive a "pro forma" of each date down endorsement showing that (i) all requirements for the issuance of the date down endorsements have been satisfied and (ii) the Security Instruments are first liens on each Hotel.

Date down endorsement to the existing "tie-in" endorsement or a new "tie-in" endorsement (if required by the title company issuing the same), which provides that the Bank has aggregate coverage under the title insurance policies referred to in this section equal to the aggregate principal amount of the Revolving Note, Term Loan 1 Note and Term Loan 2 Note.

(G)      Agreements concerning the Franchise Agreements with estoppel certifications, duly executed by TRS Leasing and the franchisor of each new Hotel to and in favor of Bank, among other things assigning to Bank all of TRS Leasing's right, title and interest in and to the Franchise Agreements for the new Hotels pledged as Collateral.

(H)       Amendment to the Letter Agreement referred to in Section 2.01(D) to reflect the pledge of additional Hotels as Collateral.

(I)        Copies of the documents referred to in Section 2.01 (G), (H), (J), (K) and (L) for each of the new Hotels pledged as Collateral to the Bank.

(J)       The favorable opinion of Borrower's counsel, in form satisfactory to Bank and such counsel, dated as of the date of closing, that, subject to customary assumptions, qualifications and exceptions, (i) the Term Loan 2 Note and all other Loan Documents executed by Borrower in connection with Term Loan 2 have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, (ii) the Security Documents required in connection with Term Loan 2, when duly executed and delivered by the entities obligated to execute such documents (other than Borrower), will constitute the legal, valid and binding obligations of such parties thereto, enforceable against such parties in accordance with their respective terms, and (iii) no approval or other action by any other person, entity or court shall be required for the due and proper execution and delivery of the Term Loan 3 Note, the Security Documents and the other Loan Documents.

(K)       Certified copies of requests for information or copies (Form UCC-11) or equivalent reports, of all effective financing statements which name Borrower or any Hotel Owner or TRS Leasing as debtor and which are filed in the respective states of organization of such entities together with copies of such financing statements (none of which shall cover the property purported to be covered by the Loan Documents), together with releases and/or termination of any security interest in the Collateral reflected in such request for information.

All of the documents referred to in Section 2.01 (A), (B), (C), (D), and (E), Section 2.02 (A), (B), (C), (D), and (E), and Section 2.03 (B) and (C), and all other documents to be delivered by the Borrower to the Bank pursuant to this Agreement are hereinafter collectively referred to as the "Loan Documents". The documents referred to in Section 2.01 (A), (B) (C), and (D), Section 2.02 (B) and (C) and Section 2.03 (C), (D), (E), (G), and (H) are collectively referred to as the "Security Documents".

2.04.   Closing. It is contemplated by the parties that closing of the Revolving Loan, Term Loan 1 and Term Loan 3 shall occur on or before December 3, 2008. It is contemplated by the parties that closing of Term Loan 2 will be on or before May 10, 2009.

2.05.   Post-Closing Advances. Any advance made to or for the benefit of Borrower shall be deemed a reaffirmation by the Borrower at the time of the advance, that (i) the representations and warranties of the Borrower contained in this Agreement are correct as of such date, (ii) Borrower, each Hotel Owner and TRS Leasing are in compliance with the covenants contained in this Agreement as of such date and (iii) no event has occurred and is continuing, or would occur as a result of such advance, which constitutes an Event of Default (as defined herein) or would constitute an Event of Default but for any requirement that notice be given or time elapse or both.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01.   Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(A)       Existence and Good Standing of Borrower. The Borrower is a corporation duly organized and existing under the laws of the State of Virginia and is in good standing as of the date hereof. Borrower has corporate power and authority to own, lease and operate its properties and carry on its business as now conducted. The Borrower is duly qualified and authorized to execute this Agreement and the other Loan Documents and to perform the obligations thereof. Borrower's principal office is located in Nebraska.

(B)       Existence and Good Standing of TRS Leasing. TRS Leasing is a corporation duly organized and existing under the laws of the State of Virginia and is in good standing as of the date hereof. TRS Leasing has corporate power and authority to own, lease and operate its properties and carry on its business as now conducted. TRS Leasing's principal office is located in Nebraska.

(C)       Existence and Good Standing of E&P. E&P is a limited partnership duly organized and existing under the laws of the State of Maryland and is in good standing as of the date hereof. E&P Trust is the general partner of E&P and is a real estate investment trust duly organized and existing under the laws of the State of Maryland, and is in good standing as of the date hereof. E&P has limited partnership power and authority to own, lease and operate its properties and carry on its business as now conducted. E&P's principal office is located in Nebraska.

(D)       Existence and Good Standing of SLP. SLP is a limited partnership duly organized and existing under the laws of the State of Virginia. Supertel Trust is the general partner of SLP and is a real estate investment trust duly organized and existing under the laws of the State of Maryland, and is in good standing as of the date hereof. SLP has limited partnership power and authority to own, lease and operate its properties and carry on its business as now conducted. SLP's principal office is located in Nebraska.

(E)       No Conflict for Borrower. The execution, delivery and performance by Borrower of this Agreement, the other Loan Documents and all other documents, to which Borrower is a party, and the consummation of the transactions contemplated thereby are within the powers of Borrower and have been duly authorized by all necessary action, does not and will not contravene (i) the articles, bylaws or other organizational documents of Borrower; or (ii) any law, rule, regulation, order, writ, judgment, injunction, decree or any contractual provision restriction binding on or affecting the Borrower; or (iii) result in or require the creation or imposition of any lien, security interest or other charge or encumbrance (other than pursuant hereto) upon or with respect to any of the properties of the Borrower.

(F)       No Conflict for Hotel Owners. The execution, delivery and performance by Hotel Owners of the Loan Documents and all other documents, to which Hotel Owners are a party, and the consummation of the transactions contemplated thereby are within the powers of Hotel Owners and have been duly authorized by all necessary action, does not and will not contravene (i) the limited partnership agreement or other organizational documents of any of the Hotel Owners; or (ii) any law, rule, regulation, order, writ, judgment, injunction, decree or any contractual provision restriction binding on or affecting the Hotel Owners; or (iii) result in or require the creation or imposition of any lien, security interest or other charge or encumbrance (other than pursuant hereto) upon or with respect to any of the properties of the Hotel Owners.

(G)      No Conflict for TRS Leasing. The execution, delivery and performance by TRS Leasing of the Loan Documents and all other documents, to which TRS Leasing is a party, and the consummation of the transactions contemplated thereby are within the powers of TRS Leasing and have been duly authorized by all necessary action, does not and will not contravene (i) the articles, bylaws or other organizational documents of TRS Leasing; or (ii) any law, rule, regulation, order, writ, judgment, injunction, decree or any contractual provision restriction binding on or affecting TRS Leasing; or (iii) result in or require the creation or imposition of any lien, security interest or other charge or encumbrance (other than pursuant hereto) upon or with respect to any of the properties of TRS Leasing.

(H)       No Authorization, Etc., for Borrower. No authorization, consent, approval, license, or other action by, and no notice to, registration or filing with, any governmental authority or regulatory body is or will be required or necessary for the due execution, delivery and performance by the Borrower of any Loan Document, or any obligation thereunder.

(I)        No Authorization, Etc., for Hotel Owners. No authorization, consent, approval, license, or other action by, and no notice to, registration or filing with, any governmental authority or regulatory body is or will be required or necessary for the due execution, delivery and performance by the Hotel Owners of any Loan Document, or any obligation thereunder.

(J)       No Authorization, Etc., for TRS Leasing. No authorization, consent, approval, license, or other action by, and no notice to, registration or filing with, any governmental authority or regulatory body is or will be required or necessary for the due execution, delivery and performance by TRS Leasing of any Loan Document, or any obligation thereunder.

(K)       Enforceability as to Borrower. This Agreement is, and each other Loan Document to which the Borrower is or will be a party when delivered hereunder will be legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforcement may be qualified or limited by general principles of equity or bankruptcy, insolvency, or other similar laws affecting creditor's rights in general.

(L)       Enforceability as to Hotel Owners. Each Loan Document to which the Hotel Owners are or will be a party when delivered hereunder will be legal, valid and binding obligations of the Hotel Owners enforceable against the Hotel Owners in accordance with their respective terms, except as such enforcement may be qualified or limited by general principles of equity or bankruptcy, insolvency, or other similar laws affecting creditor's rights in general.

(M)      Enforceability as to TRS Leasing. Each Loan Document to which TRS Leasing is or will be a party when delivered hereunder will be legal, valid and binding obligations of TRS Leasing enforceable against TRS Leasing in accordance with their respective terms, except as such enforcement may be qualified or limited by general principles of equity or bankruptcy, insolvency, or other similar laws affecting creditor's rights in general.

(N)       Financial Information. All financial information provided to the Bank by or on behalf of the Supertel Entities fairly presents in all material respects the financial condition of the Supertel Entities at such date and the results of the operations of the Supertel Entities for the periods indicated therein, all in accordance with generally accepted accounting principles consistently applied, and since the date of delivery of such information there has been no material adverse change in such condition or operations.

(O)      No Litigation. Except as previously disclosed to Bank at the time this Agreement was executed, there is no pending or, to the best of Borrower's knowledge threatened, suit, action (including any derivative action), investigation or proceeding affecting the Supertel Entities before any court, governmental agency, commission or authority, or arbitrator, domestic or foreign, which would, either in any one case or in the aggregate, have a material adverse effect on the financial condition or operations of the Supertel Entities or the ability of the Supertel Entities to pay and perform their obligations under the Loan Documents.

(P)       Franchise Agreements. All Franchise Agreements for the Hotels have been duly executed by all parties thereto and are the legal, valid and binding obligation of the parties thereto. Such Franchise Agreements are in full force and effect and are not in default.

(Q)      Management Agreement. The management agreement for the Hotels has been duly executed by all parties thereto, and is the legal, valid and binding obligation of the parties thereto. Such management agreement is in full force and effect and is not in default.

(R)       Lease. The Lease between TRS Leasing and the Hotel Owners for the Hotels has been duly executed by all parties thereto, and is the legal, valid and binding obligation of the parties thereto. Such Lease is in full force and effect and is not in default.

(S)       Unpaid Bills. There are no overdue unpaid bills in excess of $10,000 (other than those bills being contested in good faith) owed to any person or entity for labor or materials furnished for any Hotel that could give rise to a construction lien, mechanics lien or other lien or encumbrance upon any Hotel. In the event TRS or any Hotel Owner wishes to contest in good faith any mechanics lien or construction lien that may be filed against any Hotel, TRS or such Hotel Owner as applicable shall, if requested by Bank, obtain the release of record of such lien against such Hotel by filing the appropriate bond or deposit as required by law.

(T)       Margin Stock. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(U)       Other Obligations. Neither Borrower, any Hotel Owner, nor TRS Leasing is in default on any obligation for borrowed money in excess of $100,000, any purchase money obligation in excess of $100,000 or any other material lease, commitment, contract, instrument or obligation in excess of $100,000.

(V)       Taxes. Other than matters being contested in good faith and disclosed to Bank, Borrower, each Hotel Owner and TRS Leasing have: (i) filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or have provided adequate reserves for the payment thereof, and (ii) paid, prior to delinquency, all taxes, assessments and governmental charges of any nature levied or assessed upon any of the Collateral. Borrower is not aware of any proposed assessment or adjustment for any taxes (or any basis for any such assessment) which would be material to the Supertel Entities, except as have been disclosed in writing to the Bank.

(W)      Compliance with Laws. To the best of Borrower's knowledge, Borrower, the Hotel Owners and TRS Leasing have complied with and are in compliance with all federal, state and local laws, ordinances, regulations and codes applicable to their business and their properties, the noncompliance with which would, either in any one case or the aggregate, have a material adverse effect on the financial condition or operations of any of the Supertel Entities. There are no pending or, to the best of

Borrower's knowledge, threatened citations, sanctions, actions or proceedings of any nature for any claimed violation of any building code, life safety code, accessibly requirements or any other governmental law, ordinance, regulation or code governing the Hotels or the use thereof, which would, either in any one case or the aggregate, have a material adverse effect on the financial condition or operations of the Supertel Entities.

(X)       Title to Collateral. The Hotel Owners have good and marketable title to all of the Hotels, free and clear of all encumbrances, except (i) liens in favor of the Bank and (ii) the current portion of unpaid real estate taxes or such taxes being contested in good faith as permitted by this Agreement. Borrower, the Hotel Owners and TRS Leasing each have good and marketable title to all of the other Collateral, free and clear of all encumbrances, except (i) liens in favor of the Bank and (ii) purchase money liens incurred for the purchase of the personal property that is given as security for such purchase money lien, in an original amount not exceeding the sale price of the property.

(Y)       Securities Compliance. Borrower has filed all required filings with the United States Securities and Exchange Commission ("SEC") and is in compliance with all federal and state securities laws applicable to it, including, but not limited to, the requirements of the Sarbanes-Oxley Act, the noncompliance with which would, either in any one case or the aggregate, have a material adverse effect on the financial condition or operations of any of the Supertel Entities. All outstanding stock and securities of Borrower are duly authorized, validly issued, fully paid and non-assessable. All stock and securities of Borrower have been offered and sold in compliance with all federal and state securities laws and regulations and with other requirements of federal and state laws and regulations applicable thereto, the noncompliance with which would, either in any one case or the aggregate, have a material adverse effect on the financial condition or operations of any of the Supertel Entities.

(Z)       Hazardous Substances. There has not been, during the period of ownership of the Collateral by Borrower, the Hotel Owners or TRS Leasing, nor is there now, any material use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substances by any person or entity on, under or about the Hotels or any other Collateral. Borrower has no knowledge of, or reason to believe, that there has been: (i) a breach or violation of any Environmental Laws with respect to any of the Collateral or with respect to Borrower, the Hotel Owners or TRS Leasing, the breach or violation of which would, either in any one case or the aggregate, have a material adverse effect on the financial condition or operations of any of the Supertel Entities; (ii) any material use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substances by any prior owner under or about the Hotels or any other Collateral; or (iii) any actual or threatened litigation, claim, assessment or administrative proceeding of any nature relating to such matters. As used in this Agreement, the term "Hazardous Substances" shall mean materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, disposed of, generated, manufactured, transported or otherwise handled, and includes, without limitation, any and all hazardous or toxic substances or materials, as defined or listed under any of the Environmental Laws, and includes petroleum and its by-products. As used in this Agreement, the term "Environmental Laws" means any and all federal, state and local laws, regulations, ordinances and codes relating to the protection of human health and the environment, including, without limitation, the Comprehensive Environmental Response,

Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., or other applicable federal or state law, regulation or rule.

(AA)    Solvency. Each of Borrower, the Hotel Owners and TRS Leasing are able to pay their respective debts as they become due, and after the execution and delivery of the Loan Documents and consummation of the transaction contemplated thereby, will remain solvent.

(AB) No Condemnation. There is no proceeding pending or, to the best of Borrower's knowledge, threatened for the total or partial condemnation of any Hotel.

ARTICLE IV

COVENANTS

4.01.   Affirmative Covenants of Borrower. Unless the Bank shall otherwise consent in writing, which such consent shall not be unreasonably withheld, so long as any amounts payable hereunder or under any Note shall remain unpaid, the Borrower, the Hotel Owners and TRS Leasing (except where any of the covenants specifically requires compliance by only one, or less than all of the Supertel Entities, then only as to the specified entity) will each:

(A)       Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation of the generality of the foregoing: (i) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent contested in good faith, and (ii) compliance with Environmental Laws.

(B)       Records. Keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Borrower, each Hotel Owner and TRS Leasing. Separate books and records shall be maintained for each of the Hotels.

(C)       Inspection Rights. At any reasonable time and from time to time during regular business hours of Borrower, permit the Bank, or any officers, employees, agents or representatives thereof, to examine and make copies of, or abstracts from, the records and books of account of, and to visit the Hotels, at the cost and expense of the Borrower.

(D)       Reporting Requirements.  Furnish to Bank:

(1)       as soon as reasonably possible after the filing thereof and no later than forty-five (45) days after the end of each fiscal quarter, each Form 10-Q filed by the Borrower with the SEC and an operating statement for each Hotel for the applicable quarter.

(2)       as soon as reasonably possible after the receipt thereof and no later than one hundred twenty (120) days after the end of each fiscal year, the audited annual consolidated financial statements of the Supertel Entities for such fiscal year, including balance sheets and statements of income and retained earnings for such fiscal year, prepared by an independent certified public accountant reasonably acceptable to Bank and an operating statement for each Hotel for the applicable year;

(3)       not later than forty-five (45) days after submission to the Internal Revenue Service, a full and complete copy of Borrower's federal income tax return for each tax year for Borrower.

(4)       promptly after the filing or receipt thereof, copies of all documents reflecting any material claims or litigation affecting the Supertel Entities or any of the Hotels which, either alone or in the aggregate, would reasonably be expected to have a material adverse effect on the Borrower, its operations or any of the Hotels;

(5)       promptly, upon the occurrence of an Event of Default or an event that but for the passage of time or the giving of notice or both would constitute an Event of Default, notice of such Event of Default or event; and

(6)       as soon as possible and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, the capital expenditures report referred to in Section 4.01(F).

(7)       such other information respecting the condition or operations, financial or otherwise, of the Supertel Entities as the Bank may from time to time reasonably request.

All financial reports to be delivered to Bank shall be prepared in accordance with generally accepted accounting principles which are consistently applied.

(E)       Deposit Relationship. Borrower shall at all times maintain a deposit account with Bank to be used for Hotel operations during the term of the Loans (the "Operating Account"). The funds deposited into local bank accounts for each Hotel shall be swept into the Operating Account at the Bank a minimum of two (2) times per week; provided, however, that such local bank accounts shall maintain funds sufficient to satisfy minimum deposit requirements not in excess of $1,000 per account. Upon the occurrence and continuance of an Event of Default, the Bank is authorized to immediately sweep the funds located in local bank accounts for each Hotel into the Operating Account at the Bank.

(F)       Capital Expenditure Account. Spend four percent (4%) of the total revenue generated from the Hotels each year for the purpose of maintaining and repairing the Hotels and funding capital expenditures relating to the Hotels. Borrower shall submit quarterly reports to Bank, which explain with reasonable detail the capital expenditures made for the Hotels during that quarter. On an annual basis beginning with the first anniversary date of the Revolving Loan, the Bank will review the aggregate amount spent on such capital expenditures during the previous four (4) quarters. In the event that Borrower has not spent the four percent (4%) requirement at the time of such review, the Borrower shall establish and maintain a separate capital expenditure reserve account (the "CapEx Account") with Bank and the deficiency for the previous four (4) quarters will be deposited into the CapEx Account. Upon the opening of the CapEx

Account, the Bank will establish the procedures for the Borrower's use of the funds in the CapEx Account. In determining whether the four percent (4%) amount has been expended in any one year period, Bank will include in the expenditure amount for such year any amounts which, at the end of the one year period, Borrower, the Hotel Owners or TRS Leasing are committed to spend under enforceable contracts or purchase orders entered into or issued prior to the end of such year, and which have not been expended through no fault of any of the Supertel Entities. To the extent so included, the amount will not be included in such calculation for the year such funds are actually expended.

(G)      Loan Debt Service Coverage Ratio. Borrower shall, at all times, maintain a "Debt Service Coverage Ratio" (Adjusted Net Operating Income divided by Imputed Debt Service) of at least 1.5 to 1, which shall be tested quarterly. "Adjusted Net Operating Income" is defined as the remainder of net operating income of Borrower, for the preceding twelve (12) month period, after reducing net operating income by (a) an amount equal to four percent (4%) of gross room revenues from the Hotels for furniture, fixtures and equipment reserve and (b) an amount equal to four percent (4%) of gross room revenues from the Hotels for management fees and expenses. "Imputed Debt Service" is defined as (a) the annual principal and interest payments required for Term Loan 1 and (b) the annual principal and interest payments required to fully amortize the total maximum amount that can be advanced to Borrower under the Revolving Loan, regardless of the amount of the Revolving Loan that has been advanced to Borrower, based on a twenty (20) year amortization with an assumed interest rate of the yield on the U.S. Treasury securities having a ten (10) year maturity at the time of determination, plus 2.75%. Term Loan 2 shall be included in the computation of Imputed Debt Service upon the closing of Term Loan 2 by adding Term Loan 2 to clause (a) above if the Term Loan 1 Interest Rate is applicable thereto or adding Term Loan 2 to clause (b) above if the Revolving Loan Interest Rate is applicable thereto. If the Debt Service Coverage Ratio falls below 1.5 to 1, the Borrowing Base shall be decreased so that the Debt Service Coverage Ratio meets a ratio of 1.5 to 1, and any principal advanced in excess of the Borrowing Base amount will be immediately due and payable. Borrower shall be in default under the Loan Documents if the Debt Service Coverage Ratio at any time falls below 1.3 to 1. Borrower may request approval from Bank, which Bank may approve or disapprove at its discretion, to pledge additional real estate as Collateral for the Loans to maintain compliance with the covenants and conditions of the Loan Documents or to cure any non-compliance with any of the affirmative covenants in this Agreement. The request for approval to add additional Collateral shall not be deemed to affect in any manner the Bank's rights under this Agreement or the other Loan Documents for the failure of Borrower to comply with the requirements of this Agreement. With respect to each parcel that will be substituted as Collateral for the Loans, the requirements of Section 2.03 of this Agreement must be met to the Bank's satisfaction as to such parcel prior to such parcel being added as Collateral.

(H)       Consolidated Debt Service Coverage Ratio. Borrower shall, at all times, maintain a "Consolidated Debt Service Coverage Ratio" (Adjusted Net Operating Income divided by Imputed Consolidated Debt Service) of at least 1.5 to 1, which shall be tested quarterly. Adjusted Net Operating Income shall be determined as provided in Section 4.01(G). "Imputed Consolidated Debt Service" shall be the total of the Imputed Debt Service (determined as provided in Section 4.01(G)) plus the annual principal payments required to fully amortize the maximum amount that can be advanced to Borrower under all of the other loan obligations of Borrower, regardless of the amounts of such other loan obligations that have actually been advanced to Borrower, calculated in the same manner as the Imputed Debt Service. As used in this Section 4.01(H), the term "Borrower" shall include all entities included in Borrower's consolidated financial statements.

(I)        Loan to Value Ratio. Borrower shall, at all times, maintain a "Loan to Value Ratio" (unpaid principal balance of the Revolving Loan, Term Loan 1 and Term Loan 2 (following the closing of Term Loan 2) divided by value of Hotels) of no greater than 65%, which shall be tested annually on the anniversary date of this Agreement. The value of the Hotels shall be based on the appraised values of the Hotels obtained by the Bank in connection with the Loans. Should the Borrower be allowed by Bank to substitute or add other hotels as Collateral during the term of any Loan, the Loan to Value Ratio shall be calculated at the time of each such substitution or addition using as the value of each substituted or added Hotel the lower of the appraised value of each new Hotel, provided that the appraisals are less than two (2) years old, or the acquisition cost of the Hotel, if acquired within the last two (2) years. In the event the appraisal date or purchase date is more than two years prior to the date of the proposed substitution or addition, Borrower will furnish to Bank a current appraisal of the Hotel and the value shown by such appraisal will be used in determining the Loan to Value Ratio.

(J)       Consolidated Loan to Value Ratio. Borrower shall, at all times, maintain a "Consolidated Loan to Value Ratio" (principal balance of all loan obligations of Borrower divided by the value of all of Borrower's owned real estate) of no greater than 65%, which shall be tested annually on the anniversary date of this Agreement. For purposes of calculating the Consolidated Loan to Value Ratio, the unpaid balance of all loan obligations of Borrower (including the Loans) shall be utilized. The value of all of the Borrower's owned real estate assets shall be equal to the sum of the Adjusted Net Operating Income (as defined in Section 4.01(G)) for the trailing one (1) year period from all of the Borrower's real estate assets owned during the entire one (1) year period capitalized at ten percent (10%) plus the lesser of (a) the acquisition cost or (b) the appraised value (based on appraisals that are less than two (2) years old) of any of the Borrower's real estate assets acquired within the preceding twelve (12) months. As used in this Section 4.01(J), the term "Borrower" shall include all entities included in Borrower's consolidated financial statements.

(K)       Lease. Keep the Lease with TRS Leasing in full force and effect and immediately cure any default by such Hotel Owner thereunder.

(L)       Franchise Agreements. Keep the Franchise Agreement for each Hotel in full force and effect, pay all fees incurred in connection therewith and immediately cure any default by it thereunder.

(M)      Management Agreement. Keep the Management Agreement for each Hotel in full force and effect, pay all fees incurred in connection therewith and immediately cure any default by it thereunder.

(N)       Collateral Records. Maintain complete and accurate records of all Collateral, which shall be made available to Bank for inspection and copying at any reasonable time.

(O)      Notification. Promptly notify Bank in writing of: (i) any material adverse change in the financial condition of any of the Supertel Entities; (ii) any material damage to any Hotel; (iii) any condemnation proceedings instituted or threatened against any Hotel; and (iv) any existing or threatened litigation, claim, assessment, investigation or administrative proceeding or similar action which would materially adversely affect the financial condition of any of the Supertel Entities.

(P)       Insurance. Maintain casualty insurance, public liability insurance, workers compensation insurance and such other insurance as Bank may require with respect to the operations of Borrower, the Hotel Owners and TRS Leasing and with respect to the Hotels and other Collateral, in form, amounts and coverages and with insurance companies acceptable to Bank. Borrower will, upon request of Bank, deliver to Bank from time to time the policies of insurance, or at Bank's election, certificates of insurance, in form satisfactory to Bank. The policies of insurance shall provide that they may not be cancelled or diminished without at least thirty (30) days prior notice to Bank. Each insurance policy shall contain an endorsement providing that coverage in favor of Bank will not be impaired in any way by any act, omission or default by Borrower, or by any other person. For those policies of insurance covering any of the Collateral, Borrower will provide Bank with such loss payable endorsements or other endorsement as Bank may require. Bank may require that Borrower obtain an independent appraisal of the Collateral to determine the actual cash value or replacement cost of the Collateral for insurance purposes.

(Q)      Executive Personnel. Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel of Borrower. Borrower shall notify Bank of any change in executive or management personnel.

(R)       General Business Operations. (i) preserve and maintain its organizational (corporate, partnership, limited liability company, as applicable) existence and all rights, privileges and franchises reasonably necessary to the conduct of its business; (ii) conduct its business activities and maintain the Collateral in substantially the same manner as it is being conducted and maintained at the date of this Agreement and in compliance with all applicable requirements of law and contractual obligations applicable thereto; and (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(S)       Additional Assurances. Make, execute and deliver to Bank such notes, deeds of trust, mortgages, security agreements, assignments, financing statements and other documents as the Bank or its attorneys may reasonably request to evidence and secure the Loans as contemplated by this Agreement and to perfect any security interest in the Collateral.

4.02.   Negative Covenants of Borrower. Without the prior express written consent of the Bank, which consent shall not be unreasonably withheld, so long as any amounts payable hereunder or under any Note shall remain unpaid, Borrower, the Hotel Owners and TRS Leasing each will not:

(A)       Liens, Etc. Create or suffer to exist any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement (each a "Lien") upon or with respect to any of the Collateral, except (i) Liens for taxes in the ordinary course of business which are being contested in good faith, provided that enforcement of such Liens is stayed pending such contest, (ii) Liens in connection with workers'

compensation, unemployment insurance or other social security obligations (but not ERISA), (iii) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of indebtedness), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (iv) zoning ordinances, easements, rights of way, minor defects, irregularities, and other similar restrictions affecting the Collateral which do not materially and adversely affect the value of such Collateral or materially impair its use for the operation of the business of the Borrower, (v) Liens arising by operation of law, such as mechanics' or materialmen's liens, incurred in the ordinary course of business which are being contested in good faith, provided that, at the request of Bank, such liens are released of record by the filing of a bond or making of a deposit as required by law, (vi) Liens arising out of judgments or decrees which are being contested in good faith, provided that enforcement of such Liens is stayed pending such contest, (vii) purchase money Liens, (viii) Liens granted to the Bank and (ix) Liens consented to in writing by the Bank.

(B)       Unauthorized Use of Proceeds. Use any proceeds of any Loan for purposes not expressly permitted hereby.

(C)       Guaranty of Obligations. Guaranty, assume or become obligated in any manner upon any obligations of any other person or entity (except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business), other than as disclosed to the Bank prior to the date of this Agreement or consented to in writing by Bank prior to incurring such guaranty, assumption or obligation liability, provided, however, that this restriction shall not apply to any guaranty, assumption or obligation liability that is included in the loan obligations of Borrower for purposes of determining Borrower's compliance with the affirmative covenants in Sections 4.01(H) and 4.01(J) and provided that such loan obligations do not cause Borrower to violate such covenants.

(D)       Preserve and Protect the Collateral. Fail to take those actions reasonably necessary or appropriate to preserve and protect the value of the Collateral.

(E)       Sale or Transfer of Property. Borrower, the Hotel Owners and TRS Leasing shall not transfer, lease, convey, encumber or grant any interest of any nature in any Collateral now owned or hereafter acquired, except for: (i) inventory sold or consumed in the ordinary course of business, (ii) obsolete or damaged equipment that is replaced with equipment of equal or greater value that is free from encumbrance, or (iii) purchase money liens incurred for the purchase of the personal property that is security for such purchase money lien, in an original amount not exceeding the sale price of the personal property. Borrower may request approval from Bank to obtain a release of any of the Hotels and substitute a new Hotel as Collateral as provided in Section 1.11 hereof. Bank agrees that it will not unreasonably withhold its approval of any such substitution.

(F)       Dividends and Distributions. Issue any dividends or other distributions: (i) in excess of 75% of Borrower's "Funds From Operations" (as that term is defined by the National Association of Real Estate Investment Trusts) per year, or in excess of such higher amounts as may be required to maintain its status as a real estate investment trust or (ii) at any time there exists an Event of Default that remains uncured for more than sixty (60) days without the prior written consent of Bank, which shall not be unreasonably withheld.

(G)      Management Agreement. Materially amend, modify or terminate the Management Agreement for any of the Hotels without the Bank's prior written approval of such amendment or termination, which approval shall not be unreasonably withheld by Bank.

(H)       Franchise Agreement. Materially amend, modify or terminate any Franchise Agreement for any of the Hotels without the Bank's prior written approval of such amendment or termination, which approval shall not be unreasonably withheld by Bank.

(I)        Leases. Materially amend, modify or terminate the Lease without the Bank's prior written approval of such amendment or termination, which approval shall not be unreasonably withheld by Bank.

(J)       Continuity of Operations. (i) engage in any business activities substantially different than those in which Borrower is presently engaged and other business activities related or incidental thereto; (ii) cease operations, liquidate, or dissolve; (iii) merge, acquire or consolidate with any other entity, or acquire substantially all of the assets of any entity where the total acquisition price in the event of an acquisition, or the total assets of such entity in the event of merger or consolidation, exceed ten percent (10%) of the Borrower's then total assets, or (iv) sell or transfer any of the Collateral.

(K)       Transactions with Affiliates. Enter into any transaction with an affiliate, unless such transaction is entered into upon terms and conditions as favorable to Borrower as an arms' length transaction on commercially reasonable terms with an independent third party, provided, however, that this restriction shall not apply to affiliates that are included in the consolidated financial statements of Borrower for the fiscal year in which the transaction occurs.

(L)       Accounting Changes. Change its fiscal year from that it currently maintains or change its accounting practices except as may be required by generally accepted accounting principles.

ARTICLE V

EVENTS OF DEFAULT

5.01.   Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

(A)       Borrower shall fail to pay any installment of interest, principal or other amount payable hereunder or under any Note when due and such failure continues for a period of five (5) or more days after written notice thereof from Bank to Borrower; or

(B)       Borrower shall fail to perform or observe, or shall violate, any other term, covenant or agreement contained in this Agreement, or contained in any of the other Loan Documents, on its part to be performed or observed and any such failure or violation shall remain unremedied for thirty (30) days or more after written notice from the Bank to the Borrower specifying the nature of the default; provided, however, that if such default is of a nature that it cannot be cured within such thirty (30) days, then the Borrower shall not be in default if the Borrower shall have commenced curing of said default within a reasonable time, and shall be diligently prosecuting completion of the same, and within a reasonable time, not to exceed sixty (60) days after the date of the original written notice completes the cure of such default; or

(C)       The Debt Service Coverage Ratio, as determined in Section 4.01(G), shall fall below 1.3 to 1; or

(D)       Any representation or warranty stated in this Agreement or made by the Borrower, the Hotel Owners or TRS Leasing under or in connection with any other Loan Document shall prove to have been incorrect in any material respect when made; or

(E)       The Borrower, any Hotel Owner or TRS Leasing shall fail to pay any principal or interest upon any other indebtedness in excess of $100,000 (excluding for purposes of this Section 5.01(E) indebtedness evidenced by the Notes), when due (whether by scheduled maturity, required repayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required repayment), prior to the stated maturity thereof unless such indebtedness is being contested in good faith; or

(F)       Borrower, any Hotel Owner or TRS Leasing shall generally not pay their respective debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower, any Hotel Owner or TRS Leasing seeking to adjudicate any one of them a debtor or insolvent, or seeking a reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for him or for any substantial part of his property, and, in the case of any such proceeding instituted against him either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against Borrower or the appointment of a receiver, trustee, custodian or other similar official for any one of them or for any substantial part of their property) shall occur which is not dismissed or stayed within thirty (30) days; or

(G)      Any judgment or order for the payment of money in excess of $100,000 shall be rendered against Borrower, any Hotel Owner or TRS Leasing and either: (1) execution proceedings shall have been commenced by any creditor upon such judgment or order, or (2) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(H)       The Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid and perfected first priority lien and security interest in any of the Collateral; or

(I)        Either of the Hotel Owners or TRS Leasing shall fail to perform or observe, or shall violate, any other term, covenant or agreement contained in any of the Loan Documents, on its part to be performed or observed, and any such failure or violation shall remain unremedied for thirty (30) days or more after written notice from the Bank to the defaulting party specifying the nature of the default; provided, however, that if such default is of a nature that it cannot be cured within such thirty (30) days, then the defaulting party shall not be in default if the defaulting party shall have commenced curing of said default within a reasonable time, and shall be diligently prosecuting completion of the same, and within a reasonable time, not to exceed sixty (60) days after the date of the original written notice completes the cure of such default, provided further, however that the thirty (30) day time period provided herein for the cure of such default shall not apply to any failure to pay any amount due under the Loan Documents, which cure period for failure to pay shall be governed by the provisions of Section 5.01(A) hereof; or

(J)       Any Franchise Agreement for any Hotel is terminated without the prior written consent of Bank or such Franchise Agreement expires and is not replaced with a substitute franchise agreement within sixty (60) days thereafter; or

(K)       Any event of default occurs under the Lease between TRS Leasing and the Hotel Owners and such default is not cured within applicable cure periods allowed under such Lease, or

(L)       Any proceedings are threatened or initiated to foreclose any lien or security interest in any of the Hotels, or a deed in lieu of such foreclosure is given for any Hotel.

Then, and in any such event, the Bank may, without notice to Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; and Bank may exercise all rights and remedies provided in any Loan Document and/or by applicable law, provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the obligation of the Bank to make any Loan shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In the event of any conflict between this Agreement and any other Loan Document regarding whether a notice to Borrower to cure any Event of Default is required, the provisions of this Agreement shall control.

ARTICLE VI

MISCELLANEOUS

6.01.   Amendments, etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower, any Hotel Owner or TRS Leasing therefrom, shall in any event be effective unless the same shall be in writing and signed by the respective parties thereto and the Bank and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

6.02.   Notices, etc. All notices and other communications provided for under any Loan Document shall be in writing (including facsimile communication), mailed, faxed or delivered, to the Borrower or the Bank at their respective addresses and facsimile numbers set forth on the first page of this Agreement, or such other addresses and/or facsimile numbers as may be hereafter designated by either party to the other in a written notice to the other party. A copy of all notices to Borrower shall also be sent to Jason Benson, Suite 3700 First National Tower, 1601 Dodge Street, Omaha, Nebraska 68102, and a copy of all notices to Bank shall be sent to Jacqueline Pueppke, 1500 Woodmen Tower, 1700 Farnam Street, Omaha, Nebraska 68102. All such notices and communications shall, when mailed or faxed, be effective when deposited in the mails, postage prepaid, or when the fax has been electronically confirmed, respectively.

6.03.   No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

6.04.   Accounting Terms. All accounting and financial terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, except as otherwise stated herein.

6.05.	Costs, Expenses and Taxes. The Company shall pay on demand:

(A)       All costs and expenses in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank. In addition, the Borrower shall pay any and all stamp and other taxes (excluding income taxes) and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

(B)       To the extent permitted by law, all costs and expenses (including reasonable counsel fees and expenses) in connection with the enforcement of the Loan Documents and the other documents to be delivered in connection with the Loan Documents, including without limitation all such reasonable costs and expenses related directly or indirectly to any enforcement, sale, collection or disposition of Collateral or incurred directly or indirectly with respect to any litigation or bankruptcy proceeding.

6.06.   Right of Set-off. The Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law and without prior notice, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower, any Hotel Owner or TRS Leasing against any and all of the obligations of the Borrower now or hereafter existing under any Loan Document, irrespective of whether or not the Bank shall have made any demand under such Loan Document and although deposits, indebtedness or such obligations may be unmatured or contingent, and although the amount of such deposits may be in excess of the Borrower's obligations to the Bank. The Bank agrees to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 6.06 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

6.07.   Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or unenforceability of such provision in any other jurisdiction.

6.08.   Participations. The Bank may, at its option, sell all or any of its interests in any Note and the other Loan Documents to other financial institutions (the "Participants") and in connection with such sale (and thereafter) may disclose any financial information the Bank may have concerning the Borrower to any such Participant or potential Participant and Borrower waives any right of privacy with respect thereto. Borrower waives any notice of sale or repurchase of any participation interests. Borrower further waives any right of set-off or counterclaim that it may now or later have against Bank or any Participant.

6.09.   Waiver of Jury Trial. BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED IN CONNECTION THEREWITH.

6.10.   Binding Effect; Governing Law. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, personal representatives, successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.This Agreement, the Notes and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of Nebraska, without reference to principles of conflicts of law.

6.11.   Indemnification. Borrower hereby indemnifies and agrees to hold the Bank harmless from and against, and shall reimburse the Bank with respect to any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including reasonable attorney's fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against the Bank at any time and from time to time by reason of or arising out of (i) the Borrower's, any Hotel Owner's or TRS Leasing's ownership of any of the Collateral, (ii) the breach of any representation or warranty of the Borrower, any Hotel Owner or TRS Leasing as set forth in this Agreement or any other Loan Document to which the Borrower, such Hotel Owner or TRS Leasing is a party, and (iii) the failure of the Borrower to perform any obligation in this Agreement or the failure of Borrower, any Hotel Owner or TRS Leasing to perform any obligation in any other Loan Document to which the Borrower, any Hotel Owner or TRS Leasing is a party, required to be performed by such parties; provided, however, that such indemnification obligations shall not apply to claims, demands, causes of action, loss, damage, liabilities, costs and expenses arising solely out of Bank's negligence or willful misconduct. The indemnification obligations set forth in this Section 6.11 shall survive the repayment of the Loans or the earlier termination of this Agreement.

6.12.   Survival of Representations and Warranties. Borrower understands and agrees that in extending advances under the Loans, Bank is relying in all representations, warranties and covenants made by Borrower in this Agreement or in any certificate or other instrument delivered by Borrower to Bank in connection with the Loan Documents. Borrower further agrees that regardless of any investigation made by Bank, all such representations, warranties and covenants will survive the extension of any advance under the Loans, shall be continuing in nature, shall be deemed made and remade by Borrower at the time each Revolving Loan advance is made and shall remain in full force and effect until such time as Borrower's indebtedness to Bank under the Loan Documents shall be paid in full.

6.13.   Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

6.14.   Time is of the Essence. Time is of the essence in the performance of this Agreement.

6.15.   Further Assurances. Borrower hereby covenants and agrees to execute and deliver such other instruments and documents and take such other actions of any kind or nature whatsoever as Bank may reasonably request in order to assist Bank in obtaining and perfecting the liens and security interests to secure the Loans as provided in the Loan Documents, and to otherwise perform the obligations of Borrower hereunder.

6.16.   Final Agreement. The Loan Documents represent the final agreement between the Bank and Borrower as to the subject matter hereof and may not be contradicted by evidence of claimed prior, contemporaneous or subsequent oral agreements of the parties and there are no unwritten oral agreements between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

SUPERTEL HOSPITALITY, INC.

By:	/s/ Donavon A Heimes
Donavon A. Heimes, Chief Financial Officer & Secretary

BANK:

GREAT WESTERN BANK

By:	/s/ Andrew Biehl
Andrew Biehl, Officer

EXHIBIT A

HOTELS

CITY	STATE	FRANCHISE	OWNER	LESSEE
Columbus	NE	Super 8	E&P Financing Limited Partnership	TRS Leasing, Inc.
Lincoln (Cornhusker)	NE	Super 8	E&P Financing Limited Partnership	TRS Leasing, Inc.
Omaha (Aksarben)	NE	Super 8	Supertel Limited Partnership	TRS Leasing, Inc.
Omaha (West Dodge)	NE	Super 8	Supertel Limited Partnership	TRS Leasing, Inc.
Lincoln (West O)	NE	Super 8	E&P Financing Limited Partnership	TRS Leasing, Inc.
Fort Madison	IA	Super 8	Supertel Limited Partnership	TRS Leasing, Inc.
Muscatine	IA	Super 8	Supertel Limited Partnership	TRS Leasing, Inc.
Lenexa	KS	Super 8	E&P Financing Limited Partnership	TRS Leasing, Inc.
Batesville	AR	Super 8	Supertel Limited Partnership	TRS Leasing, Inc.
Fayetteville	AR	Super 8	Supertel Limited Partnership	TRS Leasing, Inc.
Kirksville	MO	Super 8	Supertel Limited Partnership	TRS Leasing, Inc.
Sedalia	MO	Super 8	Supertel Limited Partnership	TRS Leasing, Inc.
Moberly	MO	Super 8	E&P Financing Limited Partnership	TRS Leasing, Inc.
Jefferson City	MO	Super 8	E&P Financing Limited Partnership	TRS Leasing, Inc.
West Plains	MO	Super 8	E&P Financing Limited Partnership	TRS Leasing, Inc.

Antigo	WI	Super 8	Supertel Limited Partnership	TRS Leasing, Inc.
Minocqua	WI	Comfort Inn	Supertel Limited Partnership	TRS Leasing, Inc.
Tomah	WI	Super 8	Supertel Limited Partnership	TRS Leasing, Inc.
Sheboygan	WI	Comfort Inn	Supertel Limited Partnership	TRS Leasing, Inc.
Erlanger	KY	Comfort Inn	Supertel Limited Partnership	TRS Leasing, Inc.
Jonesboro	GA	N/A	Supertel Limited Partnership	TRS Leasing, Inc.
Clarinda	IA	Super 8	Supertel Limited Partnership	TRS Leasing, Inc.
Creston	IA	N/A	Supertel Limited Partnership	TRS Leasing, Inc.

EXHIBIT B

FRANCHISE AGREEMENTS

Location	Franchisor	Agreement Date
Ft. Madison, IA	Super 8 Motels, Inc.	December 8, 1994
Fayetteville, AR	Super 8 Motels, Inc.	July 29, 1993
Columbus, NE	Super 8 Motels, Inc.	February 4, 2002
Batesville, AR	Super 8 Motels, Inc.	January 3, 1991
Antigo, WI	Super 8 Motels, Inc.	July 1, 1996
Lincoln (West "O"), NE	Super 8 Motels, Inc.	March 28, 2003
Lenexa, KS	Super 8 Motels, Inc.	July 31, 1989
Kirksville, MO	Super 8 Motels, Inc.	April 4, 1986
Jefferson City, MO	Super 8 Motels, Inc.	July 2, 1990
West Plains, MO	Super 8 Motels, Inc.	July 2, 1990
Tomah, WI	Super 8 Motels, Inc.	August 13, 1996
Sedalia, MO	Super 8 Motels, Inc.	February 12, 1987
Omaha (West Dodge), NE	Super 8 Motels, Inc.	July 29, 1993
Omaha (Aksarben), NE	Super 8 Motels, Inc.	June 13, 1990
Muscatine, IA	Super 8 Motels, Inc.	December 8, 1994
Moberly, MO	Super 8 Motels, Inc.	June 23, 2001
Lincoln (Cornhusker), NE	Super 8 Motels, Inc.	September 29, 2003
Clarinda, IA	Super 8 Motels, Inc.	April 7, 1998
Sheboygan, WI	Choice Hotels International, Inc.	July 17, 1996
Minocqua, WI	Choice Hotels International, Inc.	July 17, 1996
Erlanger, KY	Choice Hotels International, Inc.	May 8, 2006

with all amendments and modifications to such Franchise Agreements, including without limitation the assignment and assumption agreements thereto, and all other contracts and agreements associated therewith

NOTICE TO BORROWER

A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT YOU AND US FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING, OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH ANY LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH ANY LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.